EXHIBIT 11.1


                              DATATEC SYSTEMS, INC.
                     COMPUTATION OF EARNINGS(LOSS) PER SHARE


                                                                     1997                        1998                       1999
                                                                     ----                        ----                       ----

Earnings (loss) per share

Income (loss) from continuing operations                         $   127,000           $     (1,218,000)             $     (191,000)

Less: preferred dividends                                         (2,128,000)                        --                          -
                                                                  -----------          ----------------              --------------

Loss available for common shareholders                            (2,001,000)                (1,218,000)                   (191,000)

Discontinued operations                                           (5,662,000)                (2,768,000)                   (315,000)
                                                                  -----------          ----------------              ---------------

Net loss                                                        $ (7,663,000)               $(3,986,000)             $     (506,000)
                                                                =============          ================              ==============

Weighted average number of  shares outstanding                    21,151,000                 26,451,000                  29,517,000

Assumed issuance's under exercise of
     stock options and warrants                                          -- (a)                      -- (a)                   -- (a)
                                                                  -----------          ----------------              --------------

Weighted average and common stock equivalents                    21,151,000                  26,451,000                  29,517,000
                                                                 ===========           ================              ==============


Earnings per share - Basic and Diluted

Income (loss) from continuing operations                       $      (.09)          $            (.05)         $             (.01)

Discontinued operations                                               (.27)                       (.10)                       (.01)

Extraordinary item                                                      --                             --                       --
                                                                  -----------          ----------------              --------------

Net loss per share                                              $    ( .36)           $           (.15)         $             (.02)
                                                                 ============          ================              ==============



(a) Common Stock equivalents outstanding for 1997, 1998 and 1999 were antidilutive and therefore not included.